SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. __)*

Groupon, Inc.

 (Name of Issuer)

Common Stock

 (Title of Class of Securities)

399473107

 (CUSIP Number)

December 31, 2011

 (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Exhibit Index on Page 23

CUSIP NO. 399473107	13G	Page 2 of 27

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund L.P. (“AGF”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
31,619,652 shares, all of which are owned by AGF. Accel Growth Fund Associates L.L.C. (“AGFA”), the general partner of AGF, may be deemed to have sole power to vote these shares, and Andrew G. Braccia (“AGB”), James W. Breyer (“JWB”), Kevin J. Efrusy (“KJE”), Sameer K. Gandhi (“SKG”), Theresia Gouw Ranzetta (“TGR”), Ping Li (“PLI”), Tracy L. Sedlock (“TLS”) and Richard P. Wong (“RPW”), the managing members of AGFA, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
31,619,652 shares, all of which are owned by AGF. AGFA, the general partner of AGF, may be deemed to have sole power to dispose of these shares, and AGB, JWB, KJE, SKG, TGR, PLI, TLS and RPW, the managing members of AGFA, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,619,652
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.9%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 399473107	13G	Page 3 of 27

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund Strategic Partners L.P. (“AGFSP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
617,232 shares, all of which are directly owned by AGFSP. AGFA, the general partner of AGFSP, may be deemed to have sole power to vote these shares, and AGB, JWB, KJE, SKG, TGR, PLI, TLS and RPW, the managing members of AGFA, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
617,232 shares, all of which are directly owned by AGFSP. AGFA, the general partner of AGFSP, may be deemed to have sole power to dispose of these shares, and AGB, JWB, KJE, SKG, TGR, PLI, TLS and RPW, the managing members of AGFA, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 617,232
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 399473107	13G	Page 4 of 27

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund Associates L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
32,236,884 shares, of which 31,619,652 are directly owned by AGF and 617,232 are directly owned by AGFSP. AGFA, the general partner of AGF and AGFSP, may be deemed to have sole power to vote these shares, and AGB, JWB, KJE, SKG, TGR, PLI, TLS and RPW, the managing members of AGFA, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
32,236,884 shares, of which 31,619,652 are directly owned by AGF and 617,232 are directly owned by AGFSP. AGFA, the general partner of AGF and AGFSP, may be deemed to have sole power to dispose of these shares, and AGB, JWB, KJE, SKG, TGR, PLI, TLS and RPW, the managing members of AGFA, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,236,884
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.0%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 399473107	13G	Page 5 of 27

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund Investors 2009 L.L.C. (“AGFI09”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
421,296 shares, all of which are directly owned by AGFI09. AGB, JWB, KJE, SKG, TGR, PLI, TLS and RPW, the managing members of AGFI09, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
421,296 shares, all of which are directly owned by AGFI09. AGB, JWB, KJE, SKG, TGR, PLI, TLS and RPW, the managing members of AGFI09, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 421,296
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 399473107	13G	Page 6 of 27

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel IX L.P. (“A9”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
449,640 shares, all of which are directly owned by A9. A9A, the general partner of A9, may be deemed to have sole power to vote these shares, and JWB, KJE, TGR, PLI and Arthur C. Patterson (“ACP”), the managing members of A9A, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
449,640 shares, all of which are directly owned by A9. A9A, the general partner of A9, may be deemed to have sole power to dispose of these shares, and JWB, KJE, TGR, PLI and ACP, the managing members of A9A, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 449,640
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 399473107	13G	Page 7 of 27

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel IX Strategic Partners L.P. (“A9SP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
47,864 shares, all of which are directly owned by A9SP. A9A, the general partner of A9SP, may be deemed to have sole power to vote these shares, and JWB, KJE, TGR, PLI and ACP, the managing members of A9A, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
47,864 shares, all of which are directly owned by A9SP. A9A, the general partner of A9SP, may be deemed to have sole power to dispose of these shares, and JWB, KJE, TGR, PLI and ACP, the managing members of A9A, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 47,864
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 399473107	13G	Page 8 of 27

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel IX Associates L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
497,504 shares, of which 449,640 are directly owned by A9 and 47,864 are directly owned by A9SP. A9A, the general partner of A9 and A9SP, may be deemed to have sole power to vote these shares, and JWB, KJE, TGR, PLI and ACP, the managing members of A9A, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
497,504 shares, of which 449,640 are directly owned by A9 and 47,864 are directly owned by A9SP. A9A, the general partner of A9 and A9SP, may be deemed to have sole power to dispose of these shares, and JWB, KJE, TGR, PLI and ACP, the managing members of A9A, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 497,504
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 399473107	13G	Page 9 of 27

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Investors 2007 L.L.C. (“AI07”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 48,244 shares, all of which are directly owned by AI07. JWB, KJE, TGR, PLI and ACP, the managing members of AI07, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 48,244 shares, all of which are directly owned by AI07. JWB, KJE, TGR, PLI and ACP, the managing members of AI07, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,244
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 399473107	13G	Page 10 of 27

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Andrew G. Braccia
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
32,658,180 shares, of which 31,619,652 are directly owned by AGF, 617,232 are directly owned by AGFSP and 421,296 are directly owned by AGFI09. AGB is a managing member of AGFA, the general partner of AGF and AGFSP, and a managing member of AGFI09, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 0 shares
8	SHARED DISPOSITIVE POWER
32,658,180 shares, of which 31,619,652 are directly owned by AGF, 617,232 are directly owned by AGFSP and 421,296 are directly owned by AGFI09. AGB is a managing member of AGFA, the general partner of AGF and AGFSP, and a managing member of AGFI09, and may be deemed to have shared power to dispose of these shares.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,658,180
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.1%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 399473107	13G	Page 11 of 27

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON James W. Breyer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
33,203,928 shares, of which 31,619,652 are directly owned by AGF, 617,232 are directly owned by AGFSP, 421,296 are directly owned by AGFI09, 449,640 are directly owned by A9, 47,864 are directly owned by A9SP and 48,244 are directly owned by AI07. JWB is a managing member of AGFA, the general partner of AGF and AGFSP, a managing member of AGFI09, a managing member of A9A, the general partner of A9 and A9SP, and a managing member of AI07, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 0 shares
8	SHARED DISPOSITIVE POWER
33,203,928 shares, of which 31,619,652 are directly owned by AGF, 617,232 are directly owned by AGFSP, 421,296 are directly owned by AGFI09, 449,640 are directly owned by A9, 47,864 are directly owned by A9SP and 48,244 are directly owned by AI07. JWB is a managing member of AGFA, the general partner of AGF and AGFSP, a managing member of AGFI09, a managing member of A9A, the general partner of A9 and A9SP, and a managing member of AI07, and may be deemed to have shared power to dispose of these shares.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,203,928
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.2%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 399473107	13G	Page 12 of 27

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kevin J. Efrusy
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
33,203,928 shares, of which 31,619,652 are directly owned by AGF, 617,232 are directly owned by AGFSP, 421,296 are directly owned by AGFI09, 449,640 are directly owned by A9, 47,864 are directly owned by A9SP and 48,244 are directly owned by AI07. KJE is a managing member of AGFA, the general partner of AGF and AGFSP, a managing member of AGFI09, a managing member of A9A, the general partner of A9 and A9SP, and a managing member of AI07, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 0 shares
8	SHARED DISPOSITIVE POWER
33,203,928 shares, of which 31,619,652 are directly owned by AGF, 617,232 are directly owned by AGFSP, 421,296 are directly owned by AGFI09, 449,640 are directly owned by A9, 47,864 are directly owned by A9SP and 48,244 are directly owned by AI07. KJE is a managing member of AGFA, the general partner of AGF and AGFSP, a managing member of AGFI09, a managing member of A9A, the general partner of A9 and A9SP, and a managing member of AI07, and may be deemed to have shared power to dispose of these shares.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,203,928
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.2%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 399473107	13G	Page 13 of 27

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sameer K. Gandhi
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
32,658,180 shares, of which 31,619,652 are directly owned by AGF, 617,232 are directly owned by AGFSP and 421,296 are directly owned by AGFI09. SKG is a managing member of AGFA, the general partner of AGF and AGFSP, and a managing member of AGFI09, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 0 shares
8	SHARED DISPOSITIVE POWER
32,658,180 shares, of which 31,619,652 are directly owned by AGF, 617,232 are directly owned by AGFSP and 421,296 are directly owned by AGFI09. SKG is a managing member of AGFA, the general partner of AGF and AGFSP, and a managing member of AGFI09, and may be deemed to have shared power to dispose of these shares.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,658,180
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.1%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 399473107	13G	Page 14 of 27

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Theresia Gouw Ranzetta
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
33,203,928 shares, of which 31,619,652 are directly owned by AGF, 617,232 are directly owned by AGFSP, 421,296 are directly owned by AGFI09, 449,640 are directly owned by A9, 47,864 are directly owned by A9SP and 48,244 are directly owned by AI07. TGR is a managing member of AGFA, the general partner of AGF and AGFSP, a managing member of AGFI09, a managing member of A9A, the general partner of A9 and A9SP, and a managing member of AI07, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 0 shares
8	SHARED DISPOSITIVE POWER
33,203,928 shares, of which 31,619,652 are directly owned by AGF, 617,232 are directly owned by AGFSP, 421,296 are directly owned by AGFI09, 449,640 are directly owned by A9, 47,864 are directly owned by A9SP and 48,244 are directly owned by AI07. TGR is a managing member of AGFA, the general partner of AGF and AGFSP, a managing member of AGFI09, a managing member of A9A, the general partner of A9 and A9SP, and a managing member of AI07, and may be deemed to have shared power to dispose of these shares.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,203,928
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.2%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 399473107	13G	Page 15 of 27

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Ping Li
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
33,203,928 shares, of which 31,619,652 are directly owned by AGF, 617,232 are directly owned by AGFSP, 421,296 are directly owned by AGFI09, 449,640 are directly owned by A9, 47,864 are directly owned by A9SP and 48,244 are directly owned by AI07. PLI is a managing member of AGFA, the general partner of AGF and AGFSP, a managing member of AGFI09, a managing member of A9A, the general partner of A9 and A9SP, and a managing member of AI07, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 0 shares
8	SHARED DISPOSITIVE POWER
33,203,928 shares, of which 31,619,652 are directly owned by AGF, 617,232 are directly owned by AGFSP, 421,296 are directly owned by AGFI09, 449,640 are directly owned by A9, 47,864 are directly owned by A9SP and 48,244 are directly owned by AI07. PLI is a managing member of AGFA, the general partner of AGF and AGFSP, a managing member of AGFI09, a managing member of A9A, the general partner of A9 and A9SP, and a managing member of AI07, and may be deemed to have shared power to dispose of these shares.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,203,928
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.2%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 399473107	13G	Page 16 of 27

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Arthur C. Patterson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
545,748 shares, of which 449,640 are directly owned by A9, 47,864 are directly owned by A9SP and 48,244 are directly owned by AI07. ACP is a managing member of A9A, the general partner of A9 and A9SP, and a managing member of AI07, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 0 shares
8	SHARED DISPOSITIVE POWER
545,748 shares, of which 449,640 are directly owned by A9, 47,864 are directly owned by A9SP and 48,244 are directly owned by AI07. ACP is a managing member of A9A, the general partner of A9 and A9SP, and a managing member of AI07, and may be deemed to have shared power to dispose of these shares.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 545,748
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 399473107	13G	Page 17 of 27

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Tracy L. Sedlock
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
32,658,180 shares, of which 31,619,652 are directly owned by AGF, 617,232 are directly owned by AGFSP and 421,296 are directly owned by AGFI09. TLS is a managing member of AGFA, the general partner of AGF and AGFSP, and a managing member of AGFI09, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 0 shares
8	SHARED DISPOSITIVE POWER
32,658,180 shares, of which 31,619,652 are directly owned by AGF, 617,232 are directly owned by AGFSP and 421,296 are directly owned by AGFI09. TLS is a managing member of AGFA, the general partner of AGF and AGFSP, and a managing member of AGFI09, and may be deemed to have shared power to dispose of these shares.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,658,180
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.1%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 399473107	13G	Page 18 of 27

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Richard P. Wong
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
32,658,180 shares, of which 31,619,652 are directly owned by AGF, 617,232 are directly owned by AGFSP and 421,296 are directly owned by AGFI09. RPW is a managing member of AGFA, the general partner of AGF and AGFSP, and a managing member of AGFI09, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 0 shares
8	SHARED DISPOSITIVE POWER
32,658,180 shares, of which 31,619,652 are directly owned by AGF, 617,232 are directly owned by AGFSP and 421,296 are directly owned by AGFI09. RPW is a managing member of AGFA, the general partner of AGF and AGFSP, and a managing member of AGFI09, and may be deemed to have shared power to dispose of these shares.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,658,180
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.1%
12	TYPE OF REPORTING PERSON IN

ITEM 1(A).	NAME OF ISSUER

Groupon, Inc.

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

600 W Chicago Avenue, Ste 725
Chicago, IL 60654

ITEM 2(A).	NAME OF PERSONS FILING

This Statement is filed by Accel Growth Fund L.P., a Delaware limited partnership (“AGF”), Accel Growth Fund Strategic Partners L.P., a Delaware limited partnership (“AGFSP”), Accel Growth Fund Investors 2009 L.L.C., a Delaware limited liability company (“AGFI09”), Accel IX L.P., a Delaware limited partnership (“A9”), Accel IX Strategic Partners L.P., a Delaware limited partnership (“A9SP”), Accel Investors 2007 L.L.C., a Delaware limited liability company (“AI07”), Accel Growth Fund Associates L.L.C., a Delaware limited liability company and the general partner of AGF and AGFSP (“AGFA”), Accel IX Associates L.L.C., a Delaware limited liability company and the general partner of A9 and A9SP (“A9A”), James W. Breyer (“JWB”), a managing member of AGFA, AGFI09 and A9A and a managing member of AI07, Arthur C. Patterson (“ACP”), a managing member of A9A and a managing member of AI07, Theresia Gouw Ranzetta (“TGR”), a managing member of AGFA, AGFI09 and A9A and a managing member of AI07, Kevin J. Efrusy (“KJE”), a managing member of AGFA, AGFI09 and A9A and a managing member of AI07, Ping Li (“PLI”), a managing member of AGFA, AGFI09 and A9A and a managing member of AI07, Andrew Braccia (“AGB”), a managing member of AGFA and AGFI09, Sameer K. Gandhi (“SKG”), a managing member of AGFA and AGFI09 , Tracy L. Sedlock (“TLS”), a managing member of AGFA and AGFI09, and Richard P. Wong (“RPW”), a managing member of AGFA and AGFI09. The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

AGFA, the general partner of AGF and AGFSP, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AGF and AGFSP. A9A, the general partner of A9 and A9SP, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A9 and A9SP. JWB, KJE, TGR, PLI and ACP are managing members of A9A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A9 and A9SP. JWB, KJE, TGR, PLI and ACP are managing members of AI07 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI07. AGB, JWB, KJE, SKG, TGR, PLI, TLS and RPW are managing members of AGFA and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AGF and AGFSP. AGB, JWB, KJE, SKG, TGR, PLI, TLS and RPW are managing members of AGFI09 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AGFI09.

ITEM 2(B).	ADDRESS OF PRINCIPAL OFFICE

The address for each of the Reporting Persons is:

Accel Partners
428 University Ave.
Palo Alto, California 94301

ITEM 2(C)	CITIZENSHIP

AGF, AGFSP, A9 and A9SP are Delaware limited partnerships. AGFA, A9A, AGFI09 and AI07 are Delaware limited liability companies. AGB, JWB, KJE, SKG, TGR, PLI, ACP, TLS and RPW are United States citizens.

ITEM 2(D) AND (E).	TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

Common Stock
CUSIP # 761248103

ITEM 3.	Not Applicable

ITEM 4.	OWNERSHIP

The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2011:

(a)	Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances set forth in the partnership agreements of AGF, AGFSP, A9 and A9SP, and the limited liability company agreements of AGFA, A9A, AGFI09 and AI07, the general partners, limited partners, members or shareholders, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or shareholder.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable

ITEM 10.	CERTIFICATION.

Not applicable

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2012

Entities:
Accel Growth Fund L.P.
Accel Growth Fund Strategic Partners L.P.
Accel Growth Fund Investors 2009 L.L.C.
Accel IX L.P.
Accel IX Strategic Partners L.P.
Accel Investors 2007 L.L.C.
Accel Growth Fund Associates L.L.C.
Accel IX Associates L.L.C.

		By:	/s/ Tracy L. Sedlock
Tracy L. Sedlock, Attorney-in-fact
for above-listed entities

Individuals:
Andrew G. Braccia
James W. Breyer
Kevin J. Efrusy
Sameer K. Gandhi
Theresia Gouw Ranzetta
Ping Li
Arthur C. Patterson
Tracy L. Sedlock
Richard P. Wong

		By:	/s/ Tracy L. Sedlock
Tracy L. Sedlock, Attorney-in-fact
for above-listed individuals

EXHIBIT INDEX

		Sequentially
Exhibit	Document Description	Numbered Page

Exhibit A	Agreement of Joint Filing	24

Exhibit B	Power of Attorney	25

exhibit A

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Groupon, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated: February 13, 2012

Entities:
Accel Growth Fund L.P.
Accel Growth Fund Strategic Partners L.P.
Accel Growth Fund Investors 2009 L.L.C.
Accel IX L.P.
Accel IX Strategic Partners L.P.
Accel Investors 2007 L.L.C.
Accel Growth Fund Associates L.L.C.
Accel IX Associates L.L.C.

		By:	/s/ Tracy L. Sedlock
Tracy L. Sedlock, Attorney-in-fact
for above-listed entities

Individuals:
Andrew G. Braccia
James W. Breyer
Kevin J. Efrusy
Sameer K. Gandhi
Theresia Gouw Ranzetta
Ping Li
Arthur C. Patterson
Tracy L. Sedlock
Richard P. Wong

		By:	/s/ Tracy L. Sedlock
Tracy L. Sedlock, Attorney-in-fact
for above-listed individuals

EXHIBIT B

 POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each undersigned hereby constitutes and appoints Tracy L. Sedlock his, her or its true and lawful attorney-in-fact to:

(1) execute for and on behalf of each undersigned (each, a “Reporting Person”), individually or jointly with any other reporting persons, any and all reports, notices, communications and other documents (including, but not limited to, reports on Form D, Schedule 13D, Schedule 13G, Form 13-F, Form 3, Form 4, Form 5 and any applicable registration statements, notice filings or reports) that such Reporting Person may be required or requested to file with the United States Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940 or the Investment Advisers Act of 1940, each as amended and with the implementing rules and regulations thereto (collectively, the “Reports”) with respect to a Reporting Person’s (a) status as an officer or director of, or (b) ownership of, or transactions in, securities of, any entity whose securities are beneficially owned (directly or indirectly) by such Reporting Person (each, a “Company”) or with respect to a Reporting Person’s obligation to register or otherwise provide filings or reports to the SEC;

(2) do and perform any and all acts for and on behalf of each Reporting Person which may be necessary or desirable to complete and execute any such Reports and timely file such forms and schedules with the SEC and any stock exchange or similar foreign or domestic, federal or state authority; and

(3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, such Reporting Person, it being understood that the documents executed by such attorney-in-fact on behalf of such Reporting Person, pursuant to this Power of Attorney, shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in her discretion.

Each Reporting Person hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary, and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such Reporting Person might or could do if personally present, with full power of revocation, hereby ratifying and confirming all that such attorney-in-fact, or her substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. Each Reporting Person acknowledges that no such attorney-in-fact, in serving in such capacity at the request of such Reporting Person, is hereby assuming, nor is any Company hereby assuming, any of such Reporting Person’s responsibilities to comply with any such registration, filing or reporting requirements of the SEC or any stock exchange or similar foreign or domestic, federal or state authority, including without limitation Section 16 or Section 13 of the Securities Exchange Act of 1934 or otherwise.

This Power of Attorney shall remain in full force and effect with respect to a Reporting Person until the later of such time that (a) such Reporting Person is no longer required to file Forms 3, 4 and 5 or Schedules 13G/D with respect to such Reporting Person’s holdings of and transactions in securities issued by a Company, or (b) such Reporting Person is no longer required to file any other forms, registration statements or similar filings with the United States Securities and Exchange Commission or any other similar federal or state governmental entity, unless this Power of Attorney is earlier (i) revoked by such Reporting Person in a signed writing delivered to the foregoing attorney-in-fact or (ii) revoked by such foregoing attorney-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 13th day of February, 2012. This Power of Attorney may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

ACCEL GROWTH FUND L.P.,
a Delaware limited partnership

By: Accel Growth Fund Associates L.L.C.,
a Delaware limited liability company

By: /s/ Tracy L. Sedlock
Name: Tracy L.Sedlock
Title: Managing Member

ACCEL GROWTH FUND STRATEGIC PARTNERS L.P., a Delaware limited partnership

By: Accel Growth Fund Associates L.L.C.,
a Delaware limited liability company

By: /s/ Tracy L. Sedlock
Name: Tracy L.Sedlock
Title: Managing Member

ACCEL GROWTH FUND INVESTORS L.L.C.,
a Delaware limited liability company

By: /s/ Tracy L. Sedlock
Name: Tracy L.Sedlock
Title: Managing Member

ACCEL GROWTH FUND ASSOCIATES L.L.C.,
a Delaware limited liability company

By: /s/ Tracy L. Sedlock
Name: Tracy L.Sedlock
Title: Managing Member

ACCEL IX L.P.,
a Delaware limited partnership

By: Accel IX Associates L.L.C.,
a Delaware limited liability company

By: /s/ Tracy L. Sedlock
Name: Tracy L.Sedlock
Title: Attorney-in-fact

ACCEL IX STRATEGIC PARTNERS L.P.,
a Delaware limited partnership

By: Accel IX Associates L.L.C.,
a Delaware limited liability company

By: /s/ Tracy L. Sedlock
Name: Tracy L.Sedlock
Title: Attorney-in-fact

ACCEL INVESTORS 2007 L.L.C.,
a Delaware limited partnership

By: /s/ Tracy L. Sedlock
Name: Tracy L.Sedlock
Title: Attorney-in-Fact

ACCEL IX ASSOCIATES L.L.C.,
a Delaware limited liability company

By: /s/ Tracy L. Sedlock
Name: Tracy L.Sedlock
Title: Attorney-in-fact

/s/ Andrew G. Braccia
Andrew G. Braccia

/s/ James W. Breyer
James W. Breyer

/s/ Kevin J. Efrusy
Kevin J. Efrusy

/s/ Sameer K. Gandhi
Sameer K. Gandhi

/s/ Theresia Gouw Ranzetta
Theresia Gouw Ranzetta

/s/ Ping Li
Ping Li

/s/ Arthur C. Patterson
Arthur C. Patterson

/s/ Tracy L. Sedlock
Tracy L. Sedlock

/s/ Richard P. Wong
Richard P. Wong